ADCORP BUSINESS CENTRE LIMITED

11 THORNHILL DRIVE, DARTMOUTH, NOVA SCOTIA

B3B 1R9

Telephone 902-468-6344	Facsimile 902-468-9006

  A RENTAL AGREEMENT
BETWEEN
Buzz Media Limited
And
Adcorp Business Centre Limited

The above parties enter into an agreement for the rental of office space on the premises of Adcorp Business Centre Limited, at 11 Thornhill Drive, Dartmouth, NS.

The agreement shall be effective for a period of one year, commencing May 1st, 2007 and running until April 30th, 2008 and then or thereafter terminating upon 30 days notice by either party. The leased premises shall consist of a furnished office area of 117 sq. ft. (approx.), located on the second floor of the Centre. All areas are heated, lighted, and parking is provided. Offices are accessible on a 24 hour a day basis by authorized personnel. Basic janitorial services are provided on a weekly schedule.

The monthly lease rate shall be Three Hundred and Fifty dollars ($350.00 per month) payable in advance. The payment for the months of May, 2007 and April, 2008, shall be deemed as payable upon execution of this agreement. Subsequent payments shall be made before the 1st of the following months. Broadband Internet service is included in the rental charge. All other services shall be invoiced at the end of the calendar month in which the charges are incurred and shall be at our published rates in effect at the time such service is provided. Payment of Occupancy Tax is the responsibility of the lessee and will be invoiced monthly at a rate calculated from the previous year’s tax. Any adjustment required, may be made at the time of the receipt, by Adcorp, of the tax bill from the Municipal Taxation office.

Any proposed extension of this lease must be negotiated at least thirty days prior to the end of the current term as shown above. Terms and rates for any such extension must be acceptable to both parties and neither party is obligated to accept any extension.

Buzz Media Limited 11 Thornhill Drive Dartmouth, NS B3B 1R9	Adcorp Business CentreLimited11 Thornhill Drive Dartmouth, NS B3B 1R9

/s/ Tiffany Walsh	/s/ Lester Rafuse
Per Tiffany Walsh	per Lester Rafuse